EX 99.1

                     FIRST LITCHFIELD FINANCIAL CORPORATION
                 13 North Street, Litchfield, Connecticut 06759

NEWS RELEASE
For Immediate Release

     First Litchfield Financial Corporation Announces Third Quarter Results


Litchfield, Connecticut, November 17, 2009, First Litchfield Financial Corporation (Trading Symbol: FLFL.OB) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported financial results for the three (3) and nine (9) months ended September 30, 2009. Net loss available to common shareholders for the third quarter of 2009 totaled $2,253,000 versus a net loss of $5,426,000 for the third quarter of 2008. Basic and diluted net loss per common share for the third quarter of 2009 were both $0.96, compared to basic and diluted net loss per share of $2.30 for the third quarter of 2008. Net loss available to common shareholders for the nine months ended September 30, 2009 totaled $1,878,000 versus net loss of $4,311,000 for the nine months ended September 30, 2008. Basic and diluted net loss per common share for the nine months ended September 30, 2009 were both $0.80, compared to basic and diluted net loss per share of $1.82 for the nine months ended September 30, 2008.

Third quarter 2009 net interest income, decreased 4.07% year-over-year to $3,727,000 from $3,885,000 in the third quarter of 2008. The decrease in the volume of earning assets resulted in the decrease in net interest income. For the first nine months of 2009, net interest income was $11,700,000, up 4.70% from $11,175,000 in the first nine months of 2008. The increase in the volume of earning assets resulted in the improvement in net interest income.

The third quarter 2009 provision for loan and lease losses totaled $2,683,000 as compared to $155,000 provided for the third quarter of 2008. The provision for the nine months ended September 30, 2009 totaled $3,470,000, which is an increase of $3,103,000 from the nine months ended September 30, 2008. The year-over-year increase in the provision for loan and lease loss is due to economic uncertainty, the continued downturn in the real estate markets both regionally and nationally, analysis of the risk within the loan portfolio, as well as the growth in the loan and lease portfolio. Despite the major increases in the reserves, the Company's actual loan losses and delinquencies remain relatively low and manageable. The ratio of the allowance for such loan and lease losses to total loans and leases at September 30, 2009 was 1.59% as compared with 1.00% at December 31, 2008 and .64% at September 30, 2008. At September 30, 2009, the allowance for loan and lease losses was equivalent to 48% of total nonperforming assets as compared with 66% of total nonperforming assets at December 31, 2008 and 48% of total nonperforming assets at September 30, 2008.

Noninterest income for the three and nine months ended September 30, 2009 totaled $1,215,000 and $3,260,000 respectively as compared to noninterest loss for the same periods in 2008, which were $(5,808,000) and $(4,018,000), respectively. The change in noninterest income is primarily attributable to the Other Than Temporarily Impaired losses totaling $(6,946,000) recorded in the third quarter of 2008. During the three and nine months ended September 30, 2009 the Company originated and sold residential mortgages in the secondary market, which resulted in gains on sales of loans totaling $349,000 and $510,000, respectively, compared to similar sales transacted during the three and nine months ended September 30, 2008, which resulted in gains totaling $17,000 and $35,000, respectively.

Trust income for the third quarter ended September 30, 2009 totaled $345,000, compared to third quarter 2008 trust income of $319,000. For the first nine months of 2009, trust income totaled $893,000, compared to the nine months ended September 30, 2008 trust income of $992,000. The increase from third quarter 2008 levels is due to new asset management business. The decrease on the year-to date basis reflects declines in the market value of assets under management and the resulting reduction in fees from such decline.

Noninterest expense increased 35.94% for the third quarter of 2009 and increased 19.25% year-over-year. The majority of the increase is a result of higher 2009 costs for FDIC insurance and loss due to dishonored items. The impact of these increases was mitigated by cost containment efforts for advertising, salaries, insurance, travel, and memberships. In addition to boosting its regular insurance fees, the FDIC levied a special assessment on all banks to bolster its insurance fund. In addition to the $260,000 special FDIC assessment levied in the second quarter, regulatory assessments increased by $120,000 to $211,000 for the third quarter of 2009 from $91,000 paid in the third quarter a year ago. For the nine months ended September 30, 2009, these costs totaled $930,000 compared to $184,000 for the first nine months of 2008.

On October 26, 2009, Union Savings Bank, a Connecticut-chartered mutual savings bank, and the Company jointly announced a definitive agreement for the merger of the Company and the Bank with and into Union Savings Bank.

Under terms of the agreement, upon completion of the merger, each shareholder of the Company will receive $15.00 per share in cash, giving the transaction a value of approximately $35 million. The definitive agreement has been unanimously approved by the Boards of Union Savings Bank, the Company and the Bank.

The transaction is subject to approval by the shareholders of the Company, as well as customary regulatory approvals including the Office of the Comptroller of the Currency, State of Connecticut Department of Banking and the Federal Deposit Insurance Corporation. The transaction is expected to close in the first quarter of 2010.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and two in Torrington. The Bank maintains a full service Trust Department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

This press release does not constitute a solicitation of proxies. The Company will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission ("SEC"). Shareholders of the Company are urged to read the proxy statement and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the transaction. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC's website (www.sec.gov), and at the Company's website (www.fnbl.com). Copies of the proxy statement may also be obtained without charge, when available, by directing a request to First Litchfield Financial Corporation, 13 North Street, P. O. Box 578, Litchfield, CT 06759.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the acquisition. Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in its proxy statement for its 2009 annual meeting of shareholders, dated April 27, 2009, filed with the SEC which is available at the Company and SEC websites noted above. Additional information regarding the interests of such participants in the transaction will be contained in the proxy statement when it becomes available.

Contact:
  Joseph J. Greco, President and CEO
  (860) 567-6438





                         Selected financial data follows

                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   Unaudited

Period end balance sheet data:                 September 30,
                                           2009            2008
                                       ------------    ------------

Total Assets                           $551,203,000    $506,538,000
Loans, net                              376,567,000     351,737,000
Investments                              98,324,000     104,949,000
Deposits                                382,524,000     340,727,000
Borrowings                              133,065,000     140,224,000
Stockholders' equity                     31,241,000      20,061,000
Book value per common share            $      13.26    $       8.51
Tangible book value per common share   $      13.26    $       8.51
Leverage ratio                                16.50%           6.31%
Common shares issued and outstanding      2,356,875       2,356,875
Dividends declared per common share              --            0.15


                                                For the Three Months
                                                 Ended September 30,
                                                2009            2008
                                            ------------    ------------
Operating results:
Net interest income                         $  3,727,000    $  3,885,000
Securities losses, net                            (6,000)     (6,721,000)
Total noninterest income (loss)                1,215,000      (5,808,000)
Loan and lease loss provision                  2,683,000         155,000
Total noninterest expense                      5,102,000       3,753,000
Loss before tax                               (2,844,000)     (5,831,000)
Income tax benefit                              (770,000)       (405,000)
Net loss before preferred dividends and
   discount accretion                         (2,115,000)     (5,426,000)
Net loss available to common shareholders     (2,253,000)     (5,426,000)
Loss per common share (basic)               $      (0.96)   $      (2.30)
Return on average assets                          -1.60%          -4.01%
Return on average equity                         -26.86%         -87.77%


                                                 For the Nine Months
                                                 Ended September 30,
                                                2009            2008
                                            ------------    ------------
Operating results:
Net interest income                         $ 11,700,000    $ 11,175,000
Securities gains (losses), net                   315,000      (6,688,000)
Total noninterest income (loss)                3,260,000      (4,018,000)
Loan and lease loss provision                  3,470,000         367,000
Total noninterest expense                     13,566,000      11,376,000
Loss before tax                               (2,076,000)     (4,586,000)
Income tax benefit                              (706,000)       (275,000)
Net loss before preferred dividends and
   discount accretion                         (1,465,000)     (4,311,000)
Net loss available to common shareholders     (1,878,000)     (4,311,000)
Loss per common share (basic)               $      (0.80)   $      (1.82)
Return on average assets                          -0.45%          -1.08%
Return on average equity                          -7.56%         -21.28%